UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2007

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue
Boston, MA 02199
(Address of principal executive offices, including zip code)

(617) 292-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On August 31, 2007, the Federal Home Loan Bank of Boston (the Bank) and the Federal Home Loan Bank of Chicago (FHLBank of Chicago) entered into a new Mortgage Partnership Finance (MPF®) Services Agreement (New Agreement) under which the FHLBank of Chicago will continue to provide servicing, custodial, and other services to the Bank to support mortgages purchased by the Bank from its members under the MPF program. The New Agreement replaces the contract between the Bank and the FHLBank of Chicago dated April 20, 2000. The term of the New Agreement commenced on September 1, 2007, and continues in force until terminated by either party upon one hundred eighty (180) days’ written notice.  Under the New Agreement, the Bank shall pay to the FHLBank of Chicago Transaction Services Fees (TSF) based upon five basis points of the aggregate balance with respect to the Bank’s retained interest in certain loans the Bank purchased from its members through the MPF program on or after January 1, 2004. The TSF is subject to annual increases of no more than one-half basis point per year commencing in 2009. The total annual TSF is subject to a minimum of a) $250,000 for 2008; b) $375,000 for 2009; and c) $500,000 in 2010, but after 2010 the increase in such minimum in no event may exceed the increase in the consumer price index. The New Agreement also provides for certain post-termination fees.

2

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

Date: September 7, 2007	By:	/s/ Frank Nitkiewicz

Frank Nitkiewicz Executive Vice President and Chief Financial Officer

3